JOHN H. LIVELY, Managing Partner

john.lively@practus.com

7001 N. Scottsdale Road, Suite 2040

Scottsdale, AZ 85253

(913) 660-0778

September 28, 2026

Clark Fork Trust

218 East Front Street, Suite 205

Missoula, Montana 59802

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Tarkio Fund, a series portfolio of the Clark Fork Trust (the “Trust”) that is included in Post-Effective Amendment No. 25 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-171178), and Amendment No. 27 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22504), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@Practus.com.

Very truly yours,

/s/ John H. Lively

On behalf of Practus, LLP